UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CORPORATE PARTICIPANTS
Matt Rubel
PAYLESS SHOESOURCE INC — President, CEO
David Chamberlain
Stride Rite, Inc. — CEO
CONFERENCE CALL PARTICIPANTS
John Shanley
Susquehanna Financial — Analyst
Jeff Stein
KeyBanc Capital Markets — Analyst
Dan Perla
Iridian — Analyst
David Mann
Johnson Rice — Analyst
RJ Hottovy
Next Generation Equity Research — Analyst
Margaret Mager
Goldman Sachs — Analyst
Michael Christodolou
Inwood Capital Management — Analyst
Justin Boisseau
Gates Capital Management — Analyst
Steve Martin
Slater Capital — Analyst
Stuart Quan
Vendor — Analyst
Chris Metz
SCM Advisors — Analyst
Susan Jansen
Lehman Brothers — Analyst
This release contains one or more forward-looking statements. Forward-looking statements are identified by words such as “will,” “expected,” and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all conditions required for closing, the ability to obtain the approval of Stride Rite Corporation’s shareholders; the risk that the businesses will not be integrated successfully, or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Companies’ 2006 Annual Reports on Form 10-K for the fiscal year ended 2006 for more information on these and other risk factors that could cause actual results to differ. The Companies do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Stride Rite by Payless. In connection with the proposed acquisition, Payless and Stride Rite intend to file relevant materials with the SEC, including Stride Rite’s proxy statement on Schedule 14A. SHAREHOLDERS OF STRIDE RITE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STRIDE RITE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Stride Rite shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Stride Rite. Such documents are not currently available.
This communication may also be deemed to be solicitation material in respect of the proposed amendment to the certificate of incorporation of Payless. In connection with the amendment to the certificate of incorporation, Payless intends to file relevant materials with the SEC, including Payless’ proxy statement on Schedule 14A. SHAREHOLDERS OF PAYLESS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PAYLESS’ PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMENDMENT TO PAYLESS’ CERTIFICATE OF INCORPORATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Payless shareholders will receive information at an appropriate time on how to obtain documents related to the amendment of the certificate of incorporation for free from Payless. Such documents are not currently available.
Payless and its directors and executive officers, and Stride Rite and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Stride Rite common stock in respect of the proposed transaction. Payless and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Payless common stock in respect of the proposed amendment of Payless’ Certificate of Incorporation. Information about the directors and executive officers of Payless is set forth in Payless’ Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on April 3, 2007. Information about the directors and executive officers of Stride Rite is set forth in the proxy statement for Stride Rite’s most recent 10-K, which was filed with the SEC on February 13, 2007. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers, and Stride Rite and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers in the proposed amendment to Payless’ Certificate of Incorporation by reading the proxy statement regarding the amendment of the certificate of incorporation when it becomes available.
PRESENTATION

Operator
Good afternoon, and thank you for joining today’s conference call. The remarks today may contain forward-looking statements which are not historical facts and subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to today’s Payless/Stride Rite press release and the Company’s SEC filings for more information on risk factors. Now I will turn the call over to Mr. Rat Rubel, CEO and President of Payless. Please go ahead, sir.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Well, we’ll just say it is Matt Rubel. That’s okay. Good afternoon, everyone, and thank you for joining us on such short notice. On the call with me is Stride Rite Chairman and CEO, David Chamberlain. Together we would like to cover the strategic, operational and financial rationale for the exciting transaction that we jointly announced earlier today. David and I will make some brief comments, and then we’ll be pleased to answer your questions. Because of the lateness of the day, we’ll try to keep the call to about an hour.
Today I am thrilled to announce this transformational event in the history of our company. The acquisition of Stride Rite Inc. and the plan to rename our company Collective Brands Inc. So we are to become a new company, Collective Brands is built on the foundation of three well known and complementary businesses, Payless, Stride Rite, and Collective Licensing. Each serving specific customer segments and price points through different channels. The end result is the creation of a leading innovative, consumer centric, global footwear accessory and lifestyle brand company. The new company will touch more consumers with more brands through more distribution channels and have more growth opportunities than either Payless or Stride Rite alone domestically and internationally.
Collective Brands will house a broad portfolio of powerful brands and distinct distribution channels. Payless ShoeSource, executing its House of Brand strategy to position nearly 4,600 stores as fun, inspiring shopping venues that offer well recognized brands featuring the latest on-trend styles offered at value prices. Through licensing arrangements or acquisitions, the Payless brand portfolio today includes Airwalk, American Eagle, Abaete for Payless, Champion, Spalding, Tailwind, Shaquille O’Neal, Endorsed Dunkman, and a co-branded line of authentic dance shoes with American Ballet Theater called ABT For Spotlights.
Stride Rite’s premium brands, sold primarily through wholesale channel include Stride Rite, Keds, Sperry Topsider, Tommy Hilfiger Footwear. Saucony, and Robeez. Collective Licensing International focuses on brand management and global licensing with its youth and lifestyle brand portfolio, including Airwalk, Vision Street Wear, Lamar, Sims, Genetic, Dukes, Rage, Ultra Wheels and Skate Attack. The strategic imperative of Collective Brands is a laser-like focus on the ultimate end consumer, the customer. We are aimed at a diverse consumer segment reached through powerful selling channels, retail, wholesale, licensing, and e-commerce. Our retail base includes three distinct store formats, Payless, Stride Rite Kids and Stride Rite outlets with a total of nearly 4,900 stores as well as e-commerce.
Our combined company is rich with competencies including product design, store operations, sourcing and distribution know how, as well as many others that provide significant competitive advantages. These can be further leveraged by our increased scope and scale all adding to a powerful combined business model. Under this model our business units will retain their own name and identity, each with a distinct mission, product offering, distribution channel, and target customer base. Payless, focusing on democratizing fashion and design in footwear and accessories through the powerful distribution network of nearly 4,600 retail stores and a growing house of brands. Stride Rite, centering on lifestyle and athletic branded footwear and premier quality children’s footwear sold primarily through wholesaling arrangements and more than 300 Stride Rite store locations, and Collective Licensing, specializing in brand management and global licensing of its expanding portfolio of youth lifestyle and high quality fashion athletic brands.
We will be well positioned to compete in some of the most promising growth sectors of the footwear market. First, branded footwear. Over the past five years, the branded footwear category has experienced higher growth than private label or designer categories. Collective Brand’s strong brand portfolio will extend our reach to new consumer segments, price points and channels not presently reached by either company alone. Second, children’s footwear. Children’s footwear is among the fastest growing footwear sectors. The combined company will have strong leadership positions in this growth segment with two separate concepts in both the moderate and the premium price points with about 19% units share.
Third, casual foot wear. Casual footwear is one of the faster-growing categories. Collective brands will be in a stronger position to capitalize in this area, especially in men’s and women’s with its popular brands, Keds, Sperry Topsider and Tommy Hilfiger. Fourth, premium performance footwear. We will be better able to serve and build upon the Saucony foundation by providing greater support to this highly respected brand.
Fifth, off mall locations or non-mall locations. Lifestyle and outlet centers are increasingly preferred by consumers. Stride Rite stores are currently under penetrated in these shopping venues and present a strong growth opportunity. Finally, international. The new company will be better positioned to compete in the global marketplace through expansion across all of its channels, retailing, wholesaling, licensing and e-commerce with its diverse portfolio of brands.
We are projecting strong long-term pro forma financials with a higher growth trajectory and superior returns to what the companies have been doing alone. The transaction is expected to be earnings per share accretive in fiscal year 2008. The 2006 through 2009 compounded annual growth rate in operating profit is expected to be in excess of 20%. The debt leverage ratio of the new company is expected to return to Payless pre-transaction levels within two to three years of the acquisition consummation.
The core Payless business unit should continue to achieve low single digit positive same-store sales on a consistent basis through successful execution of its merchandising strategies. Over time the Payless unit is expected to contribute operating profit growth in the mid-teen range as we have stated. The transaction is expected to close in the third fiscal quarter of 2007. While this is primarily a growth-driven acquisition, and even as we operate the businesses as separate units, there are significant synergies and areas of leverage between the two companies as well. We will be working with the Stride Rite team to enhance the efficiency of the overall company’s operations through back end efficiencies in the area of supply chain and logistics, sourcing, systems and inventory management along with real estate and finance to help fund our growth for the future. The key to our projected growth comes from all our employees, Collective Brands has assembled a group of extremely talented people at each of the separate business units critical to bringing these great assets and in-store customer experiences to life.

Stride Rite has terrific people, and I look forward to working with these talented and experienced team members. That’s why today I am making this call from Lexington. I will also be staying here tonight and to continue to meet with the Stride Rite team and associates, and I intend to return to Kansas tomorrow for a similar town hall meeting with the Payless associates.
Now I would like to take a few minutes to discuss a little more specifically the strategic growth drivers we see from an expanded portfolio of distinct brands sold across multiple selling channels in a wider range of price points. Brands are critical because they allow to us build an even stronger emotional connection with consumers who are placing increased value on brands. For example, branded footwear had a 5% higher compounded annual growth rate in sales over private label footwear over the last four years. This acquisition strengthens the Company’s diversified portfolio of recognized brands with Stride Rite, Keds, Sperry Topsider, Saucony and Tommy Hilfiger, and others, expanding our customer’s appeal on top of a growing list of brands represented separately in our Payless and Collective Licensing business units.
We will also drive value from this acquisition through the various and separate selling channels we operate. Together we will expand our reach to serve additional and distinct customer segments. The combined company will possess a formidable presence in wholesaling, the primary distribution channel for Stride Rite. We will work closely with our wholesale customers to make our brands more exciting and enticing. We will elevate, and we will celebrate, for them and their consumers. For wholesale customers our infrastructure and support will enable more speed and effective management of inventory. For us, wholesaling provides another consumer touch point and a way to grow our brands in a capital efficient manner.
Our retail units will maintain their unique identities in positioning. As I noted, Stride Rite Inc. currently has over 300 retail locations. We believe that there could be select opportunities to bring a limited number of Stride Rite stores into certain non-mall locations, while continuing the existing higher end mall real estate strategy in place, and we will provide our real estate expertise in this regard. We will also continue to operate over 4,500 Payless stores and continue to invest in them most notably through our new formats. Neither business anticipates any retail store closings over and above the normal course of business.
We will also serve additional customers across price points. Higher end customers call the premier Stride Rite brand their brand of choice for children’s shoes. This is a segment within the children’s shoe market that Payless does not reach, keeping Stride Rite children separate should enable us to build on our leadership role in the overall children’s category, which, on a combined basis, with the two separate platforms, currently is about 19% of the unit share of the category.
At this time I want to ask David Chamberlain to make some comments before I wrap up the call, and then we will entertain your questions. Before doing that, though, let me reiterate the new Collective Brands Inc. brings together differentiated brands and complementary businesses and strength that accelerates our growth in all of our businesses through more brands, more distribution channels, expanded price points, and greater customer reach. We are extremely excited by this transaction and all the value that it will bring to our investors, our employees, and most importantly to our customers and consumers.
Now I will turn it over to David.

David Chamberlain - Stride Rite, Inc. — CEO
Okay. Thank you, Matt. Let me briefly give you Stride Rite’s perspective on why this transaction makes sense for our shareholders, our customers, associates, and business partners. As you know, we are experiencing a strong consolidation trend in our industry among both wholesalers and retailers. Stride Rite’s Board of Directors has concluded that the right move for Stride Rite at this time is to become part of a larger and more diversified company that can put additional resources behind our great brands as we go up against larger competitors and need to serve bigger customers.
By operating under the Collective Brands umbrella, Stride Rite will be able to provide its customers, business partners and associates with enhanced product offerings and greater opportunities stemming from increased scope and scale. Importantly, Stride Rite will remain right here in Lexington, Mass, with the express mission of continuing to grow the cachet and prestige of our brands on a U.S. as well as a global basis. Stride Rite will continue to operate independently. Our brands will retain their identities. Our businesses will continue to execute on their strategic plans as part of a larger, more diversified organization.
In addition to the compelling strategic and operational rationale that Matt has outlined, this transaction is financially compelling for our shareholders. Stride Rite shareholders will receive a significant return on their investment. The cash price of $20.50 per share, which is higher than Stride Rite shares have traded in nearly 15 years, represents, first a multiple of 18.6 times analyst EPS estimates for 2007 and a premium of approximately 35% over Stride Rite’s closing price yesterday. By any measure, this is a great deal for Stride Rite shareholders, and we expect them to support it.
But I also believe there is significant upside for Payless shareholders. Through this transaction, Collective Brands will acquire a truly exceptional portfolio of widely recognized but under leveraged brands. Before I turn it over to Matt, let me say that he is widely recognized as a brand builder for his exceptional work at Cole Hahn and now at Payless in the last two years, and I’m confident that his experience and expertise will ensure success for Collective Brands, Payless and Stride Rite in an ever-changing environment.
Let me turn it back over to Matt.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Thanks, David.
In summary, I want to leave you with a few key points. Collective Brands is a broad-based consumer centric business model with greater potential for growth and shareholder value creation. We will elevate and we will celebrate each one of our brands distinctively so it creates more aspiration for that brand. We’re projecting strong, long-term pro forma financials with a higher growth trajectory and superior returns to what the Companies have been doing alone. Longer term, we see potential for diversified opportunities for growth across brands, products, price points and channels touching consumers through all the ways they shop and buy. Our increased scope and scale will further leverage our knowhow starting at design and through the in-store customer experience, and everything in between. We look forward to ongoing communication with you on the exciting creation of Collective Brands, and now we would be happy to take your questions. Operator, please open up the line for our audience.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Your first question is from the line of John Shanley with Susquehanna Financial.

John Shanley - Susquehanna Financial — Analyst
Thank you and good evening, Matt and David. Matt, I wonder if you can comment on whether the acquisition of Stride Rite will impact in any way the already announced plans to enhance the Payless ShoeSource infrastructure either in terms of the timing of some of the announcements you made or the amount of CapEx you’re going to be devoting to projects like the East Coast DC, the new store modernization plans and the rollout of the new Payless Shoe Store concept.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Hi, John, how are you? First of all, no, our modeling very much includes the continued investment in moving our infrastructure to the premier infrastructure for distribution in the footwear industry, and also includes our ability to continue to upgrade our store formats as they are value creating. In addition, we have modeled in the CapEx that Stride Rite has for its stores, and we have some room for more should we have other opportunities for investments, so our financing and the way in which we’re setting this up will enable us to both continue to invest at the pace of both companies as individually described as well as if we find opportunities to increase the pace of that investment.

John Shanley - Susquehanna Financial — Analyst
Okay. That’s good to hear. Longer term, Matt, do you see the possibility that some of the current Stride Rite brands, whether it is the Stride Rite brand itself or Tommy Hilfiger or Sperry or Saucony could eventually be offered in Payless sores or a definitely divide in terms of the distribution channel for those brands?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
I am glad you got the elephant out on the table right away, John, and the answer is no. We did not buy this company to put those brands in Payless. We bought them because we want to go after the premium market. We want to elevate those brands even further. We believe that an elevation of those great platforms in Sperry and Tommy Hilfiger, Stride Rite Kids, Saucony and as well as Keds can really, really take them to the next level, so the answer is that is not a part of our plan. That has not been modeled in, they are separate.

John Shanley - Susquehanna Financial — Analyst
Super. Also can you give us an outline of the collective synergies that you anticipate adding the Stride Rite units to your Payless sourcing capabilities? In other words, do you expect better terms from some of your Far East or other market suppliers in terms of products by just having more on the table than you currently do under Payless by itself?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
We currently source 180 million pairs of shoes. Stride Rite sources 37 million pairs of shoes. We’ve got synergies anywhere from cost of goods to containers to all sorts of different logistic things, how we get goods to our stores versus how they get goods to their stores, and all of these things can be done actually without any head count reduction at all in some of those areas, so we have looked, and we have found some opportunities for synergies there. We will be putting together as early as starting next week, planning teams to start to work together from both sides to understand how to operationalize those synergies.

John Shanley - Susquehanna Financial — Analyst
Okay. Great. Last question I have is can you give us an approximate breakdown of how the acquisition of Stride Rite is going to be funded between free cash flow and increased debt?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
No. At this point we’re not really talking about the specific financing of the deal, but it will be funded through a portion of cash on our balance sheet as well as through fully committed financing that we do have in place from Citigroup, JPMorgan and Wells. So we have the best people in our industry backing us on this deal and the financing is fully committed.

John Shanley - Susquehanna Financial — Analyst
Super. Thank you very much and best of luck in the new venture.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Thank you very much, John. Appreciate it.

Operator
Your next question comes from the line of Jeff Stein with KeyBanc Capital Markets.

Jeff Stein - KeyBanc Capital Markets — Analyst
Matt, I am wondering as you see the acceleration of growth unfolding for the next couple of years, do you see it more coming from top line or more coming from synergies?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
We see this as a growth acquisition, so we have really modeled it as a growth acquisition. There are some natural synergies which I mentioned, and as we kind of move forward in the acquisition each quarter and once we close, we’ll start to become more clear about those with you, but there are opportunities for retail expansion, there’s opportunities to take these brands international, there is opportunities to raise the tent pole on some of the brands and work with our wholesale partners much more distinctly and clearly and provide the national branding support that some of these brands need, so it really is something where it is modeled fairly thoughtfully, but on growth as much as anything.

Jeff Stein - KeyBanc Capital Markets — Analyst
Okay. Just trying to get my arms around this a little bit better in terms of, you’ve got two great companies here. Obviously you guys are still very early in the game in terms of what you’re doing at Payless, and Stride Rite has been a very consistent performer over time. I am wondering together, what can these companies really do together that they could not accomplish on their own?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Well, —

Jeff Stein - KeyBanc Capital Markets — Analyst
I know you outlined some things, but I guess I am looking for a few specifics like in 2008, 2009, anything specific that you see that either of these companies — that these two companies can accomplish together that they could not have accomplished on their own.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Well, there are certain businesses that — the Stride Rite Corporation is a great company that is an amalgamation of many brands, and we will be able to fund the growth of those brands much more effectively with our large cash flow, and so there is opportunities for international infrastructure to be put in place, there is opportunities for retail expansion, and there is opportunities to choose our investments in whether it is development on the Saucony side, or all sorts of different things that we can do with store formats and other things, so we have a multitude of things modeled out. Our teams will work very closely with the Stride Rite teams over the next few months to put priorities against those, and then to put them in place, and as that group strategy is co-created by both corporations of Payless and of Stride Rite under Global Brands, we will then as we articulated the Payless strategy to you over the past two and a half or two years we will then articulate that strategy to you very crisply and very thoughtfully in the coming months.

Jeff Stein - KeyBanc Capital Markets — Analyst
Are you in a position yet to talk about how accretive this deal can be in fiscal 2008 and then also just a couple of housekeeping items, is there going to be any goodwill amortization? Is there a break up fee involved here?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
We’re not going to get into the accounting today, and as to a break up fee, yes, there is a break up fee that there is on this, so I think that’s it for today. Thanks. Next call.

Operator
Yes, sir your next question is from the line of Dan Perla with Iridian.

Dan Perla - Iridian — Analyst

I have two questions, Matt, I guess for you. Number one, can you talk, the press release refers to a 20% operating income growth rate for the combined companies. I guess I am wondering what Payless’ stand alone growth rate would have been, number one, and number two, can you give us a little bit of a history of how this transaction came about, and one of the reasons I am asking is there has been a couple of significant senior hires at Payless and I am wondering if those hires were done in anticipation of this transaction, whether this was something that really came up fairly quickly?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Your first question is —

Dan Perla - Iridian — Analyst
The press release alludes to a 20%.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
On Payless I will go to that. On Payless we have continued to say that over time and again that is not in one discrete year that we believe that there is an opportunity for EPS growth in the mid-teens range, so this now takes us to in excess of 20% operating profit growth.

Dan Perla - Iridian — Analyst
Okay. Okay.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
In terms of the hires, we’ve been very clear again that we want to find ways to invest our cash flow, and so in bringing on people, we believe that we have used some of the great people who have been at Payless for many, many years, and have unleashed the power of their thinking in complementing them with other people who have even a different and complementary skill set. Yes, we have talked about deploying our cash into new ideas, so in bringing some of those people on, we did chat with them that we were looking at other opportunities, although it was not specific to them during the recruiting process. In terms of looking at this, yes, we approached David some time ago actually, and at that point, based on where we were and where they were, there was not an interest. We reapproached them, and came to a point of view that this was the best thing for both companies.

Dan Perla - Iridian — Analyst
Okay. And just lastly, I know you don’t want to go into specifics this on the balance sheet sort of pro forma, but since the press release alludes to going back to pre-debt levels within two or three years. If one were thinking this is kind of half cash half debt financed, would that be sort of a wild assumption and can you give us just sort of some parameters how much debt might be involved here?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Yes, unfortunately right now it is better for me not to go into the financing other than to say that it won’t be half cash half debt, it will be a little more debt than that.

Dan Perla - Iridian — Analyst
I am sorry, say that one more time.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO

It will not be half cash half debt. We’ll be using approximately $200 million in cash.

Dan Perla - Iridian — Analyst
Okay. Okay. Perfect. Thanks so much.

Operator
Your next question comes from David Mann with Johnson Rice.

David Mann - Johnson Rice — Analyst
Yes, thank you. Can you clarify what the CapEx is at Stride Rite that you’re intending to continue?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
About $13 million, David. There may be room to increase that as we find some of the opportunities we talked about, so we do have in our modeling the opportunity to increase that.

David Mann - Johnson Rice — Analyst
And in terms of sort of the Payless strategy going forward, is there any change to the House of Brand strategy going forward?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
No, not at all. We’re building a separate and discrete House of Brands for Payless, and we will treat the Stride Rite Inc. brands separately and individually. We have great customers, great wholesale customers for Sperry Topsider, for Keds, for Tommy Hilfiger, for Stride Rite Kids, and we will make sure that — and Robeez. We will make sure the customer at Neiman Marcus and Nordstrom and all of the great Federated Macy’s groups, Belk, et cetera, are incredibly well served and well taken care of so that their mission and their customers are taken care of.

David Mann - Johnson Rice — Analyst
In terms of some of the synergies between Collective, the brand management company, do you expect there to be significant work with their brands and the Stride Rite people?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Absolutely. Bruce Pettit is an amazing leader and business man, and so he has great experience in the licensing area, has built that company, is already doing a great job for us on some of the things that he has initiated there. There will be a good back and forth between if there is some opportunities to license some of the Stride Rite brands, he can be involved in that. If there is some opportunities from some of the Collective brands to be turned into a wholesale opportunity, then we will look at how that fits on the strategic plate, but in our planning for these types of things, we actually sequenced these things in a manner that we’re very happy with because we wanted to get the licensing business on board before we went to the next bigger step, so we actually wanted it to happen this way. Things don’t always happen the way you want, but we’re happy where it is.

David Mann - Johnson Rice — Analyst

And in terms of the new structure of the company, the holding company, can you talk a little bit more about that? Will you be the only employee of that holding company?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
No. No.

David Mann - Johnson Rice — Analyst
A lot of of people will move to that?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Not that many. It will be a very small group of people, of which I will be the Chief Executive Officer of the holding company. We will have a CEO, of Collective Brands. We will have a CEO of Stride Rite during the transition period. I will be the acting CEO as David is headed towards retirement. as we determine what organizational structure we want, Rick Thornton and all the team at Stride Rite who run the brands as well as the operating entities are really competent, and we’re very lucky to have them on board, and we will keep the structure underneath David as it is. There will be a very, very small team like strategy, business development, certain areas like that that will be a part of a corporate holding company.

David Mann - Johnson Rice — Analyst
Okay. All right. Thank you. It is very exciting.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Thank you.

Operator
Your next question comes from the line of RJ Hottovy with Next Generation Equity Research.

RJ Hottovy - Next Generation Equity Research — Analyst
Good afternoon, gentlemen quick question for you on the number of brands that you’ve taken under. It seems like there is quite a few brands, and I just wanted to get a sense if there maybe are a chance to maybe eliminate redundant brands or is this everything is on the table right now and it is just too early to get a sense there?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
We quite honestly didn’t see redundant brands in the portfolio that were primary to the acquisition, so at this point there is no plan to do that, and in scoping it, in fact we think the brands can be platformed for much bigger ideas, and when I say bigger I don’t always mean bigger in volume. I mean bigger ideas that will lead to bigger volume down the road, but we believe we can elevate some of these brands to become more global.

RJ Hottovy - Next Generation Equity Research — Analyst
Okay. And second question and maybe this is a little bit premature in asking this, but in terms of the off-mall locations for Stride Rite, is there any sense as to the opportunities there? Is it just too early to tell?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Well, we started to do a scoping. Our real estate team, we have a 70-person store development operation which is very capably led and will be able to do market assessments and opportunities once we really get into the data and study the adjacencies and things like that, but we believe that both the Stride Rite outlet as well as Stride Rite Kids First Quality that there will be opportunities, but we want to do that in concert with really growing and platforms and partnering with our wholesale partners.

RJ Hottovy - Next Generation Equity Research — Analyst
Okay. Good luck with everything.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Thank you.

Operator
Your next question comes from the line of Margaret Mager with Goldman Sachs.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Hi, Margaret?

Margaret Mager - Goldman Sachs — Analyst
Hi. Good afternoon. It is Margaret. On the 20% at least CAGR for ‘06 to ‘09, 15% for Payless is what we have in our model currently, so I am just wondering, does Stride Rite gree that much faster than Payless so they can pull it up to that degree, number one, or how does that number, that target come about? I am going to guess that you’re starting from sort of a fully loaded 2006 number and then you’ll work on finding —

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Also there are some synergies and other things coming together. It is the combination of the two.

Margaret Mager - Goldman Sachs — Analyst
Okay. All right. Question for David, maybe, in your prepared remarks, you commented on that your brands were — could be leveraged or under leveraged brands with potential. Can you talk about why those — that leverage of those brands wasn’t fully realized over, say, the past ten years?

David Chamberlain - Stride Rite, Inc. — CEO
That’s a long time period, Margaret.

Margaret Mager - Goldman Sachs — Analyst
Or five, whatever time frame you want, but I did cover Stride Rite for about seven years.

David Chamberlain - Stride Rite, Inc. — CEO

I remember. Thank you. I think that, for example, take Sperry, which has been growing at about 20% for the last couple years which we think is going to have another strong year, and we think there is a brand that has some great opportunity globally as well, and I think that being part of a larger company would allow us to potentially as we — as the Collective Brands picks and chooses their investments to put more money behind Sperry, then we can do it when we’re sort of constrained by our size and the earnings we need to hit on an ongoing basis, and I think it will afford us a luxury of being able to invest behind some brands and another one is Saucony which we have a great team there, and they’re really starting to get nice traction with some of their technical product, and to the extent that we just in the process of developing an ad campaign we’ve been working with some people on brand positioning, and once we get started there there is a great opportunity to do it in technical running, and we have a nice business internationally, and are just starting to explore other markets and one of the things we started to do is the purchase of Saucony, the size in Europe actually for the first time allowed us to put some people on the ground where as in the past we really couldn’t afford to do it.
Now we can. This may allow us to make more investments spending in that area which I think is an enormous opportunity for this premier technical running brand, and that would have been difficult to self-fund over the time period, so we’re really excited about the opportunity to be part of a larger group that can really put some effort behind some of the terrific opportunities. We feel as we said that at our last conference call, that we’re making progress on Keds, albeit more slowly than we hoped, but there is one where we spent a lot of money in the last couple of years getting it turned around and as that starts to hopefully get turned around in the direction that we’ve been working towards, there is some great upside there which we would like to be able to continue to invest and spend.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
I want to kind of — I think that what David and the team have done with the brands in the last few years is actually terrific. I think the repositioning of Keds and the work that Sean and the team have done is great. It is just starting to take off in a big way, and some of the sell-throughs in Europe are amazing, that we’ve seen out of London. So there’s really some great stuff there. It is not about changing the strategy. It is about finding ways to platform that strategy. If you look at what Craig and the team have done over on the Sperry brand, it is tremendous. It regained its premier positioning. We think we can take the gold and platinum ideas one step further, and the women’s opportunity in stupendous in Sperry, and how do we take that and move that up? Actually a lot of the hard work has been started by David and his team, and they’re really to be congratulated because I think the definitional aspects of what they’ve done are great.
Stride Rite Kids, again, another great brand. All of our research, every time we do it at Payless, we sell one out of six and now we sell one out of five with a combination of the two, but we know the kids market, and the Stride Rite brand resonates quality. How will we take that quality and add some pizzazz to it and get to 6, 7 and 8-year-olds to continue to engage beyond just when it is mom’s choice, so I think there is some great platforms there.
Tommy Hilfiger, I think the category expansion that can happen there and some of the things to elevate what we’re doing on the Hilfiger brand. The team in New York is just done an amazing job and we’re seeing a great resurgence with what’s happening in Hilfiger. Saucony, I think David talked about it and how do we give them the technical support that they need to do all the great things, so we’re going to look at the synergies. We’re going to take the synergies, some of them will go onto the bottom line and some back to reinvestment, and over the broader platform that we are, the scope of what we have will enable us to utilize the brands and the teams more effectively.

Margaret Mager - Goldman Sachs — Analyst
Okay. I am not in the office, so if you could help me with a couple things first of all. What is ‘06 revenues for Stride Rite, and how much is Keds of that and then lastly, is there any issues at all with the May/Federated merger that could still be in the works that investors should be aware of?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
I will answer one thing, and then I will turn it over to the May/Federated thing to David, but in terms of the numbers, Margaret, I suggest you call James off line. He will run you through that stuff specifically, and we have dial in numbers you can call off line and get all the facts to this stuff, okay?

Margaret Mager - Goldman Sachs — Analyst
Fine.

David Chamberlain - Stride Rite, Inc. — CEO
On the Federated/May merger I think we pretty well anniversaried the numbers there, and in fact our business is growing with Federated and we’ve had exciting increase in particularly Macy’s West but also in terms of interest by all of the Macy’s divisions and seeing this as a revitalized brand both in the younger which is the big reinvigoration we’ve done as well as in the core area, so I think that we’ll continue to see nice growth in Federated because we’ve really taken the brand — I don’t know how closely you followed it but we did a collaboration with Nanette Lepore, which was in Bloomingdale’s, and was in the back cover of Bloomingdale’s we’re in a major catalog from Nordstrom. We’ve really been taking the brand upstream and been very useful at that. I think we’ll continue to see great support from the higher end retailers.

Margaret Mager - Goldman Sachs — Analyst
Okay. Well, all the best to both of you going forward. Okay?

David Chamberlain - Stride Rite, Inc. — CEO
Thanks, Margaret.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Thank you.

Operator
Your next question is from Michael Christodolou with Inwood Capital Management.

Michael Christodolou - Inwood Capital Management — Analyst
Hello, Matt. Congratulations on the acquisition. Three quick questions. Is there any issue where additional payments that would need to be made to any of the licensors for the transfer of the Stride Rite brands?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
There are no payments that have to be paid on the change of control.

Michael Christodolou - Inwood Capital Management — Analyst
Okay. And secondly, with respect to the million square feet of distribution centers that you’re building the two centers you’re building for Payless, are you saying those are going to stay Payless or effectively could those warehouses become shared service warehouse centers of the holding company, which is Collective Brands Inc., so that you could get logistical benefits from that new warehousing set up?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
This is one of the things that we will put our groups together to study, and so there will be members of, Frank Caruso and his team over here at Stride Rite, we’ll work with Darrell Pavelka and his team at Payless to really map that out and understand what’s going to serve the consumer best, to make sure we have the most speed and precision in our supply chain and distribution network.

Michael Christodolou - Inwood Capital Management — Analyst

Okay. And thirdly, if this deal should close by your third fiscal quarter, it will be over the next five months, do you anticipate within that time frame you be able to give Payless shareholders some indication of the potential synergies and whether it is a dollar amount or if you were to say the combined entity is doing $3.6 billion in sales and every 100 basis points is $36 million or after tax $0.33? Do you envision getting to a level like that?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
The answer is we don’t give guidance, and so we will talk about the synergies, and we will articulate them as they come into buckets and will probably do that on a conference call we’ll probably do that in some meetings that we’ll hold in September and October as we go out and do some road shows to get everybody comfortable with things.

Michael Christodolou - Inwood Capital Management — Analyst
Understood. Thank you again. Congratulations.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Thank you.

Operator
Your next question is from Justin Boisseau with Gates Capital Management.

Justin Boisseau - Gates Capital Management — Analyst
Thanks. All my questions have been answered really but one. When you talk about the 2006 and 2009 CAGR in operating profit in excess of 20%, is the 2006 number you’restating from just an addition of the two companies a stand alone basis or what’s the starting number there?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
That’s what it is. That’s correct.

Justin Boisseau - Gates Capital Management — Analyst
Okay. Thanks.

Operator
Your next question is from Steve Martin with Slater Capital.

Steve Martin - Slater Capital — Analyst
Hi, guys. As a shareholder of Stride Rite David, I am curious why you’re doing this in the form of a merger and not straight as a tender offer? If the financing is committed why not get it over with and done?

David Chamberlain - Stride Rite, Inc. — CEO
After due consideration of both alternatives we felt this was the appropriate way to go and to go through the merger.

Steve Martin - Slater Capital — Analyst
But for what reason?

David Chamberlain - Stride Rite, Inc. — CEO
Well, —

Steve Martin - Slater Capital — Analyst
What’s the advantage to me as a shareholder?

David Chamberlain - Stride Rite, Inc. — CEO
To fully give our shareholders time to consider the deal.

Steve Martin - Slater Capital — Analyst
Okay. Other than a break-up fee, is there a no-shop provision, are you allowed to provide data to other parties? What are the restrictions in the merger agreement?

David Chamberlain - Stride Rite, Inc. — CEO
Matt, do you want to?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Just a break up fee. That’s it.

Steve Martin - Slater Capital — Analyst
So if another interested party comes along, you have the right to supply them with information?

David Chamberlain - Stride Rite, Inc. — CEO
No, not during the period, but there is a break-up fee, and the Board — anyway.

Steve Martin - Slater Capital — Analyst
David, I think is there a no shop provision?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
We’re going to move onto the next question.

Steve Martin - Slater Capital — Analyst
Matt, I am —

Operator
Your next question comes from the line of [Stuart Quan with Vendor. ]

Stuart Quan - Vendor — Analyst
Hi, Matt. I know you mentioned earlier about using approximately $200 million of cash to finance the acquisition. I know you had about $460 million of cash, so that leaves you quite a bit of cash. Does this satisfy your appetite for acquisitions or are you still on the hunt?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
The answer on that is that we still have the flexibility to go out and make additional acquisitions should we want to. The first thing is to focus on this and make sure that it is well platformed and well integrated, but the segment that is we’re looking at are the kids business, the athletic business, the casual business, and the area that is not filled in is the premier and premium fashion business. So on the premium fashion side, we still believe that there are some opportunities and things that would be complementary to what we’re doing.

Stuart Quan - Vendor — Analyst
And when you mention something like a premium fashion, so that would — that could be the fourth pillar of what is three right now and none of it necessarily has to fit in with, say, buying a brand to put it through either of the two store platforms?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Absolutely.

Stuart Quan - Vendor — Analyst
Okay. What is your criteria just in terms of rates of return and hurdle rates?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Our cost of capital is right around 10%, Mark, but if once this is appropriately capitalized and the capital structure is put in, we are on a conservative basis expecting returns well in excess of that cost of capital and in fact this will change the nature of the company from being just a retail company and wholesale and so our return on invested capital over time will move up quite nicely, and so, as a Corporation we will be diversified and give strong cash on cash returns and strong returns our capital.

David Chamberlain - Stride Rite, Inc. — CEO
Let me just come back to the question that was raised about can we shop it. The answer is no, we cannot solicit other offers, but we can respond to a higher offer, and the details on all of that will be in the proxy which will be coming out.

Stuart Quan - Vendor — Analyst
Matt, just — hello.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
We just wanted to make sure we answered the other question from before.

Stuart Quan - Vendor — Analyst
Great. When you talk about the House of Brands, it is really you creating a House of Brands for the Company as opposed to House of Brands within the Payless box?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
The answer is yes, but we don’t want to use the House of Brands moniker really for what we’re doing outside of Payless, House of Brands is for Payless, but ultimately as I articulated throughout all of my calls and all of my meetings with investors over time is that we’ve got certain core competencies, logistics, retail, sourcing, certain infrastructure things, real estate, stuff like that, and that that platform is Payless. In addition, we wanted to find brands, because we believe that brands are what consumers will connect with. Brands can be built out to be wholesale brands, international brands or brands that are in retail stores or e-commerce. We believe that’s essentially what the customer will emotionally connect with, so that’s why we wanted to not be a reseller of other brands but instead create brands and then ultimately you can do what you want with that in terms of distribution over time.

Stuart Quan - Vendor — Analyst
Okay. Just so I am clear, it is brands and it doesn’t have to be within Payless?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Oh, these brands were not purchased to be in Payless.

Stuart Quan - Vendor — Analyst
Right.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
These brands are purchased to go after the premium sector of the market place. I think that if you go to www.CollectiveBrandsInc..com, that you can see just some clarity around how we segmented it. We have a website that went up at 4:00 today.

Stuart Quan - Vendor — Analyst
Okay. If you were to acquire say a designer brand with no retail presence, that could stand alone as a wholesale and still not touch Stride Rite or Payless at all?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
That’s correct.

Stuart Quan - Vendor — Analyst
Okay.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
If we acquired a fashion business, it would most likely be based out of the New York area.

Stuart Quan - Vendor — Analyst
Understood. Thank you very much.

Operator
Your next question is from the line of [Chris Metz with SCM Advisors. ]

Chris Metz - SCM Advisors — Analyst
Thanks. Just two questions. Was the sale part of a formal auction process? I know you said you approached Stride Rite initially and then came back, but this go round, were other parties involved?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
The details of that will be in the proxy.

Chris Metz - SCM Advisors — Analyst
Okay. Will the details of the financing also be provided in the proxy? I guess when can we expect to see that?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
You’ll see that when the financing is in place, which will be in the early part of the third quarter, but, no, because the proxy is to Stride Rite shareholders.

Chris Metz - SCM Advisors — Analyst
Okay.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
They wouldn’t see the financing of Collective Brands. They’re two separate things.

Chris Metz - SCM Advisors — Analyst
Okay.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
The thing that we are — that we do have committed financing. The financing is there to do the transaction.

Chris Metz - SCM Advisors — Analyst
Right. And you mentioned the details of that we’ll see in early in your third quarter?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO

That’s correct.

Chris Metz - SCM Advisors — Analyst
Okay. Thanks.

Operator
We have time for one final question. That’s from the line of Susan Jansen with Lehman Brothers.

Susan Jansen - Lehman Brothers — Analyst
Good afternoon. Thank you for taking the question. I wanted to ask around the existing bonds that Payless paid in the quarter senior subordinated notes. What are your plans for those securities?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
No change at all.

Susan Jansen - Lehman Brothers — Analyst
No plans to refinance those or to take them out?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
No.

Susan Jansen - Lehman Brothers — Analyst
Is it fair to assume that those sit up at the new holding company Collective Brands?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
They’re going to stay exactly where they are for now.

Susan Jansen - Lehman Brothers — Analyst
Exactly where they are for now.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Yes. We haven’t gone further than that. It is not like a couched answer. That’s a real answer. They’re going to be where they are.

Susan Jansen - Lehman Brothers — Analyst
Stay with the operations?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
Yes.

Susan Jansen - Lehman Brothers — Analyst
When that new holding company comes in up top —

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
It is actually not a new holding company.

Susan Jansen - Lehman Brothers — Analyst
Okay.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
It is just Payless ShoeSource was a holding company. That holding company after shareholder approval which will happen in the June/July time period, when the closing takes place, that holding company, which was Payless ShoeSource Inc., will be changed to Collective Brands Inc.

Susan Jansen - Lehman Brothers — Analyst
Okay. So the existing bonds will stay right at that level with the operation?

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
That is correct.

Susan Jansen - Lehman Brothers — Analyst
Okay. Thank you.

Operator
At this time I am showing you have no questions, sir.

Matt Rubel - PAYLESS SHOESOURCE INC — President, CEO
That’s it from us. Thank you very much for spending time with us, and we’ll be keeping our communication lines open, and if you have any questions, you know, you’ve got the contact numbers, and please let us know. Have a great day.

Operator
This concludes today’s conference call. You may now disconnect.

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